UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2010

CERAGENIX PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50470	84-1561463
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

1444 Wazee Street, Suite 210, Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(720) 946-6440

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01             Other Events

On March 30, 2010, the Company filed a Notification of Late Filing on Form 12b-25 indicating that it would not be filing its Annual Report on Form 10-K in a timely manner.  However, management believes that there are several material updates that need to be made immediately regarding the Company’s business, liquidity and capital resources.

In the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2009, management stated that it believed that existing cash on hand, in combination with projected operating cash flows would be sufficient to fund the Company’s planned activities and contractual obligations through at least mid December 2009.  As a result of certain actions taken by management to reduce cash disbursements (including delaying or not paying certain vendors), several unexpected cash receipts, and cooperation from its senior secured lenders (the “Secured Lenders”) to extend the date for the quarterly redemption payment that was due on December, 31, 2009, the Company has managed to maintain a positive cash balance through the date of this Current Report on Form 8-K.

The Company will require additional funding within the next 30 days.  The Company has been actively pursuing funding alternatives and believes that it has reached an agreement in principal with a third party for a $3 million secured note (the “Note Transaction”).  The Company believes that the proceeds from the Note Transaction would be adequate to fund the Company’s activities through the end of 2010 and allow sufficient time for the Company to attempt to raise additional capital. However, in order to consummate the Note Transaction, the Company’s Secured Lenders will be required to release certain liens related to the manufacture and sale of EpiCeram® in the United States.  The Company has been in active dialog with the Secured Lenders regarding this transaction but the Secured Lenders have not yet agreed to the transaction.  Additionally, the Company is aware of a certain third parties (the “Third Parties”) who are attempting to acquire the Convertible Notes and 2006 Debentures in order to consummate an effective acquisition of the Company.   Based on the Company’s limited understanding of the proposal being made by the Third Parties, the Company’s Board of Directors believes that it significantly undervalues the Company and it would not be in the best interest of the Company’s shareholders for such a transaction to be consummated.  The Company believes that the efforts by these Third Parties to purchase the Company’s convertible debt from the Secured Lenders has served to delay and hinder its ability to execute the Note Transaction.

The Company is in discussions with several parties regarding a financing transaction that would fund the Company’s activities beyond 2010 and provide for the retirement of the convertible debt on terms the Company believes are more favorable than those being proposed by the Third Parties to the Secured Lenders.  The Company is working vigorously to demonstrate to the Secured Lenders that the Company’s strategy is credible but ultimately, the Secured Lenders will make their own determination.  There is no assurance that the Company will be successful in convincing the Secured Lenders to pursue the plan being proposed by the Company nor is there any assurance that the Company’s financing efforts will be successful assuming the Secured Lenders consent to the Note Transaction.

As a result of the actions taken to extend its cash, the Company is currently facing the following risks and uncertainties:

•                  As of December 31, 2009, the Company owed Brigham Young University (“BYU”) approximately $340,000 in license, maintenance and legal fees the majority of which are delinquent.   These delinquent fees constitute grounds for BYU to terminate the patent sublicense agreement between BYU and the Company.  The Company expects that BYU will declare the Company to be in default under the agreement in the near future.  In the event that BYU declares the Company to be in default, the Company will have 30 days to cure the default or otherwise lose its rights to the technology covered by BYU’s patent.  A loss of the BYU license would have a material adverse affect on the Company’s business prospects.

•                  The Company is also delinquent in making its 2010 minimum annual royalty payment as well as the December 31, 2009 quarterly royalty payment to the Regents of the University of California (the

“Regents”) under its patent sublicense agreement.  The delinquent payments aggregate to approximately $78,000.  In the event that the Regents declare the Company to be in breach of the agreement, the Company will have 60 days to cure the breach.  A loss of the license agreement with the University of California would have a material adverse affect on the Company’s operations, liquidity and business prospects.

•                  As noted above, to date the Secured Lenders have cooperated with the Company to avoid a default under the Company’s outstanding convertible debt obligations.  The Company has two series of convertible debt obligations which have been defined in previous periodic reports as the Convertible Notes and the 2006 Debentures.  As of December 31, 2009, the outstanding principal and accrued interest balances under the Convertible Notes and 2006 Debentures was $3,659,611 and $6,600,250, respectively.  There is no assurance that the Secured Lenders will continue to cooperate with the Company to avoid a default.  It is possible that by April 2, 2010, the Company will have a reportable default under these obligations.  However, in connection with the sale of the 2006 Debentures, the holders of the Convertible Notes and the holders of the 2006 Debentures entered into the Amended and Restated Collateral Agent Agreement (the “Collateral Agreement”).  Under the terms of the Collateral Agreement, certain actions require an action by a majority in interest (a “Majority Interest Action”).  In an event of default, a Majority Interest Action is required to (1) take an action to accelerate payment and/or (2) protect, exercise or enforce any rights or remedies the holders may have under the Convertible Notes and 2006 Debentures.  A majority in interest is defined as lenders who hold not less than ninety percent (90%) of the outstanding principal balance.  Accordingly, no action can be taken in an event of default unless holders owning at least 90% of the debt balance agree to take such an action.  Based on communications with the holders of the 2006 Debentures, in the event of a default, the Company does not currently believe that a Majority Interest Action will be taken to accelerate the debt or enforce available remedies.  However, no assurance can be provided that a Majority Interest Action will not be taken in the future in the event of a default.

•                  The Company’s is also at risk of not meeting certain commercial obligations related to outstanding purchase orders for EpiCeram®.  Further, future international launch dates for EpiCeram® could also be in jeopardy as a result of the Company’s current lack of liquidity.

•                  The Company may not be able to complete its audit for the year ended December 31, 2009 and file its Annual Report on Form 10-K until additional funding is received.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ceragenix Pharmaceuticals, Inc.

Dated:	March 30, 2010	/s/ Jeffrey Sperber
Jeffrey Sperber, Chief Financial Officer